Exhibit 97.1

TRANSCAT, INC.

POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

Purpose

The Board of Directors (the “Board”) of Transcat, Inc. (the “Company”) believes it is desirable and in the best interests of the Company and its shareholders to maintain and enhance a culture that is focused on integrity and accountability, and that seeks to discourage conduct detrimental to the Company’s long-term growth. For these reasons, the Board believes that it is appropriate for the Company to recover incentive compensation provided to the current and former employees of the Company and its subsidiaries and affiliates (collectively, “employees”), including its Executive Officers, in certain circumstances and as required by the Recovery Rules (as defined below), and has adopted this Policy on Recoupment of Incentive Compensation (the “Policy”).

Definitions

“Amount” means the gross amount, before deduction of applicable taxes or other amounts, and includes the gross amount of Awards, as well as the gross amount of any dividends or dividend equivalents paid on any Awards.

“Awards” means stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock unit awards, long-term performance incentives, annual cash bonuses paid to an Executive Officer or employee, and other types of awards issued under applicable Company incentive plans.

“Covered Executive Officer” means any current or former officer of the Company who is or was subject to Section 16 of the Exchange Act (an “Executive Officer”) at any time during the applicable performance period for the affected Incentive-Based Compensation.

“Detrimental Conduct” means, with respect to an Executive Officer or employee, the occurrence of any of the following events, as reasonably determined by the Board in its discretion: (i) the Executive Officer’s or employee’s involvement in criminal activity; (ii) the Executive Officer’s or employee’s commission of, or participation in, intentional acts of fraud or dishonesty; (iii) the Executive Officer’s or employee’s intentional, material violation of any term of any contract or agreement between the Executive Officer or employee and the Company or any statutory duty the Executive Officer or employee owes to the Company; (iv) the Executive Officer’s or employee’s conduct that constitutes gross insubordination or habitual neglect of duties; (v) the Executive Officer’s or employee’s intentional, material refusal to follow the lawful directions of the Board, the Company’s Chief Executive Officer, or his or her direct manager; (vi) the Executive Officer’s or employee’s intentional, material failure to follow, or intentional conduct that violates the Company’s written policies that are generally applicable to all Executive Officers or employees of the Company; or (vii) any other action by the Executive Officer or employee that the Company reasonably deems detrimental to its interests; provided, however, that willful bad faith disregard will be deemed to constitute intentionality for purposes of this definition.

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation Received by a Covered Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by the Covered Executive Officer had it been determined based on the restated amounts, computed without regard to any taxes paid. Erroneously Awarded Compensation only includes Incentive-Based Compensation that is Received (i) during the applicable Recovery Period, (ii) on or after October 2, 2023, (iii) after the Covered Executive Officer began service as an Executive Officer, and (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Financial Reporting Measure shall also include the Company’s stock price and total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Number” means the total number of shares of stock granted or paid for the Awards, before reduction for the payment of applicable taxes or other amounts, and includes the total number of any shares of stock paid on the Awards.

“Received” with respect to Incentive-Based Compensation means when the Incentive-Based Compensation is deemed received, which is the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recovery Period” means the three completed fiscal years of the Company that immediately precede the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

“Recovery Rules” means Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC thereunder (including Rule 10D-1 under the Exchange Act) and any applicable rules or standards adopted by The Nasdaq Stock Market pursuant to Rule 10D-1 under the Exchange Act (including Rule 5608 of The Nasdaq Stock Market Listing Rules).

“Restatement” means a restatement of the Company’s financial statements due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Restatement Date” means the earlier of (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

“SEC” means the Securities and Exchange Commission.

Administration

This Policy shall be administered by the Board or its designees, including members of management with respect to recoupment from employees other than Executive Officers, who shall have authority to (i) exercise all of the powers granted under the Policy; (ii) construe, interpret, and implement this Policy; and (iii) make all determinations necessary or advisable in administering this Policy. The Board may amend this Policy at any time for any reason, including as required to comply with the Recovery Rules.

The remedies provided below shall be without prejudice to the Company’s right to recover any losses resulting from a violation of this Policy or in the event of a Restatement and shall be in addition to whatever other remedies the Company may have, at law or equity.

Executive Officers and employees shall be deemed to have accepted continuing employment on terms that include compliance with this Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions.

Detrimental Conduct

If any current or former Executive Officer or employee (i) engages in Detrimental Conduct, or (ii) breaches in any material respect a restrictive covenant set forth in any agreement between the Executive Officer or employee and the Company, then the Board or its designees may, in its sole discretion, to the extent permitted by applicable law, seek to recover all or any portion of the Awards granted or paid to the Executive Officer or employee during the 36-month period preceding the earlier of the Executive Officer’s or employee’s last day of active employment and the date that the Executive Officer or employee engaged in the Detrimental Conduct pursuant to the remedies described in this Policy.

Remedies for violations include, but are not limited to, the Company’s cancellation of any outstanding Awards and the recovery from the Executive Officer or employee of the value (before taxes) on any and all Awards issued to such Executive Officer or employee. More specifically, the Company may recover: (i) the Amount of any gain realized on stock options and stock appreciation rights exercised, as of the date exercised; (ii) the Amount of any payments received for any Awards; and (iii) the value of the Number of such shares of stock at the time that the restrictions lapsed (or the Number of shares of stock whose restrictions lapsed) pursuant to a restricted stock award, restricted stock unit award, performance stock unit award or other Award. For the avoidance of doubt, the Company may cancel outstanding Awards and recover monies as set forth herein regardless of whether the Executive Officer or employee qualifies for retirement treatment as that term is defined under the applicable incentive plan.

Restatements (Covered Executive Officers only)

In the event of a Restatement, unless an exemption under the Recovery Rules applies, then the Board will, within a reasonably prompt time, require the return, repayment or forfeiture of any Erroneously Awarded Compensation Received by each Covered Executive Officer during the Recovery Period based on the Restatement.

The amount of Erroneously Awarded Compensation shall be determined by the Board. The Board shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the Board shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Stock Market.

To the extent that a Covered Executive Officer fails to repay any or all Erroneously Awarded Compensation to the Company, the Company shall take all actions reasonable and appropriate to promptly recover such Erroneously Awarded Compensation from the Covered Executive Officer, and the Covered Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in seeking to recover such Erroneously Awarded Compensation.

The Company’s obligation to recover Erroneously Awarded Compensation pursuant to this Policy is not dependent on if or when the restated financial statements are filed. In addition, the recovery of Erroneously Awarded Compensation is required without regard to whether any misconduct occurred or a Covered Executive Officer’s responsibility for the erroneous financial statements.

The Company and its subsidiaries are prohibited from (a) indemnifying any Executive Officer against (i) the loss of Erroneously Awarded Compensation pursuant to this Policy or (ii) any claims relating to the Company’s enforcement of its rights under this Policy, and (b) paying or reimbursing the premiums on any insurance policy protecting against the recovery of Erroneously Awarded Compensation. Neither the Company nor any subsidiary shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company’s right to recover Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after October 2, 2023).

The Company may require an Executive Officer to sign and return to the Company the Executive Officer Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy; provided, however, that this Policy shall apply to, and be enforceable against, any Executive Officer regardless of whether or not such Executive Officer properly signs and returns to the Company such Executive Officer Acknowledgement Form

General Provisions

The Board intends that this Policy will be applied to the fullest extent permitted by law. In addition, the Board intends that this Policy applies to all Awards, including but not limited to prior Awards, that expressly reference and are subject to the Company’s recoupment or clawback policies.

The Board may determine that any equity award agreement, employment agreement or similar agreement with the Company entered into or amended after adoption of this Policy will, as a condition to the grant of any benefit covered by such agreement, require the affected Executive Officer or employee to contractually agree to abide by the terms of this Policy. The provisions of this Policy shall be without prejudice to, and are intended to enhance, the effect of any recoupment or similar policies in any equity award agreement, employment agreement or similar agreement in effect with respect to an Executive Officer or employee whether prior or subsequent to the adoption of this Policy. This Policy shall be considered separate and in addition to any other policy adopted by the Company or provision in an agreement regarding the recoupment of compensation.

The terms of this Policy shall be binding and enforceable against all current and former Executive Officers and employees and their heirs, executors, administrators and legal representatives.

Amended and restated by the Board of Directors on May [__________], 2024.

TRANSCAT, INC.

POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

EXECUTIVE OFFICER
ACKNOWLEDGEMENT FORM

By signing below, the undersigned executive officer (the “Executive Officer”) acknowledges and confirms that the Executive Officer has received and reviewed a copy of the Transcat, Inc. Policy on Recoupment of Incentive Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the Executive Officer:

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acknowledges and agrees that the Executive Officer is and will continue to be subject to the Policy and that the Policy will apply both during and after the Executive Officer’s employment with the Company and its subsidiaries;

●	agrees to abide by the terms of the Policy, including, without limitation, by promptly returning any Covered Erroneously Awarded Compensation to the Company in a manner permitted by the Policy;

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acknowledges and agrees to reimburse the Company for any and all expenses reasonably incurred by the Company in seeking to recover such Covered Erroneously Awarded Compensation in the event that the Executive Officer fails to promptly repay any or all Covered Erroneously Awarded Compensation to the Company when due; and

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acknowledges and agrees that the Company may, to the greatest extent permitted by law, reduce any amount that may become payable to the Executive Officer by any amount to be recovered by the Company pursuant to the Policy if such amount has not been returned to the Company prior to the date that the subsequent amount becomes payable to the Executive Officer.

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